JOINT INSUREDS AGREEMENT

         THIS AGREEMENT is made effective as of the 8th day of May, 2008, by and between CLAYMORE EXCHANGE-TRADED FUND TRUST, a Delaware statutory trust, on behalf of each of its series now or hereafter existing (the "ETF Trust") and CLAYMORE EXCHANGE-TRADED FUND TRUST 2 (the "ETF2 Trust"), on behalf of each of its series now or hereafter existing (the respective series of ETF Trust and ETF2 Trust are collectively referred to herein as the "Funds" or singularly as a "Fund" and the ETF Trust and the ETF2 Trust are collectively referred to herein as the "Trusts" or singularly as a "Trust").

         The Trusts have been named as insureds under a joint Investment Company Blanket Bond issued by ICI Mutual Insurance Company (the "Bond") with a limit of liability that may be changed from time to time ("Bond Amount"). The Trusts desire to enter into this Agreement in accordance with the requirements of Rule 17g-1(f) to assure that the premium for the Bond and any proceeds received under the Bond are allocated in an equitable and proportionate manner.

         The Trusts, therefore, agree that:

         1. Allocation of Premium. The portion of the premium paid by each Trust shall be allocated among the Trusts based upon the minimum amount of coverage required under Rule 17g-1 under the Investment Company Act of 1940, as amended and then allocated among each of the Funds in a Trust based on their respective assets under management as of the date of the Allocation Event. The current allocations are set forth in Exhibit A. From time to time adjustments may be made to the portion of the premiums theretofore paid by a Trust or Fund, based on a subsequent change or changes in the net assets of one or more Trusts or the addition or withdrawal of a Trust, Fund or Funds from the Bond.

         2. Allocation Event. The allocation of the Bond premium shall be determined as of the initial date of each Bond period, as of each date when a Trust or Fund is added to this Agreement or when this Agreement is terminated as to a Trust and when the premium amount increases because of an increase in the Bond Amount during the Bond period. For newly established Funds, Claymore Advisors, LLC, the administrator for each Trust ("Administrator") shall make a good faith estimate of the expected average net assets for that Fund during the Bond period to be used as a part of this calculation. When a Trust or Fund is added to the Bond, the existing Funds shall receive a reimbursement for the decreased amount of premium to be paid for the Bond period as a result of the addition of the Trust or Fund unless the Administrator determines that the cost of refunding the excess premium would meet or exceed the amount of premium to be refunded. When Funds are subtracted, there shall be no change in amounts owed by the Funds.

         3. Allocation of Coverage. In the event any recovery is received under the Bond as a result of a loss sustained by any Trust and by the other named insureds, each Trust shall receive an equitable and proportionate share of the recovery but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of

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              Rule 17g-1. The remaining amount of any recovery, if any, shall then be applied to the claims of the Funds based on the premiums paid by the respective Funds.

         4. Agent. The Administrator is hereby appointed as the agent for the Parties for the purpose of making, adjusting, receiving and enforcing payment of all claims under the Bond and otherwise dealing with ICI Mutual Insurance Company with respect to the Bond. Any expenses incurred by the Administrator in its capacity as agent in connection with a claim shall be shared by the Funds in proportion to the Bond proceeds received by the Funds for the loss. All other expenses incurred by the Administrator in its capacity as agent shall be shared by the Funds in the same portion as their premium allocation.

         5. Modification and Termination. This Agreement, including Exhibit A, may be modified or amended from time to time by mutual written agreement among the Parties. Additional registered investment companies for which the Administrator serves as the administrator may be made a party to this Agreement and upon the approval of the Board of Trustees of each party to the Agreement, will be added to the Agreement by the execution of a revised Exhibit A. The addition of a party shall trigger an Allocation Event. This Agreement may be terminated with respect to any one Trust by not less than 75 days' written notice to the other Trusts. It shall terminate as to any party as of the date that such party ceases to be an insured under the Bond; provided that such termination shall not affect such party's rights and obligations hereunder with respect to any claims on behalf of such party which are paid under the Bond by ICI Mutual Insurance Company after the date such party ceases to be an insured under the Bond. The Agreement shall continue as to the remaining parties, but shall trigger an Allocation Event.

         6. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

                                          CLAYMORE EXCHANGE-TRADED
                                          FUND TRUST

                                          By:   /s/ Steven M. Hill
                                               ------------------------
                                               Steven M. Hill
                                               Chief Accounting Officer, Chief
                                               Financial Officer and Treasurer

                                          CLAYMORE EXCHANGE-TRADED FUND TRUST 2

                                          By:   /s/ Steven M. Hill
                                               ------------------------
                                               Steven M. Hill
                                               Chief Accounting Officer, Chief
                                               Financial Officer and Treasurer

Dated:  May 8, 2008

                                       3
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                                    EXHIBIT A

                            JOINT INSUREDS AGREEMENT

A.    Bond Period: March 31, 2008 through March 31, 2009.

B.    Bond Amount:                                                $ 2,500,000
C.    Premium Amount:                                             $ 10,020
D.    ALLOCATION OF PREMIUM
 ETF TRUST:
---------
Claymore/BBD High Income Index ETF                                $ 27
Claymore/BNY BRIC ETF                                             $ 4,509
Claymore/Clear Spin-off ETF                                       $ 116
Claymore/Great Companies Large-Cap Growth Index ETF               $ 32
Claymore/Morningstar Information Super Sector Index ETF           $ 17
Claymore/Morningstar Manufacturing Super Sector Index ETF         $ 19
Claymore/Morningstar Services Super Sector Index ETF              $ 16
Claymore/Ocean Tomo Growth Index ETF                              $ 12
Claymore/Ocean Tomo Patent ETF                                    $ 52
Claymore/Sabrient Defender ETF                                    $ 96
Claymore/Sabrient Insider ETF                                     $ 124
Claymore/Sabrient Stealth ETF                                     $ 43
Claymore/Zacks Mid-Cap Core ETF                                   $ 23
Claymore/Zacks Sector Rotation ETF                                $ 546
Claymore/Zacks Yield Hog ETF                                      $ 264
Claymore/Zacks Dividend Rotation ETF                              $ 16
Claymore U.S. Capital Markets Bond ETF                            $ 25
Claymore U.S. - 1 - The Capital Markets Index ETF                 $ 50

                                      A-1

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Claymore U.S. Capital Markets Micro-Term Fixed Income ETF         $ 25
ETF TRUST 2:
Claymore S&P Global Water Index ETF                               $ 2,793
Claymore/Clear Global Exchanges, Brokers & Asset
  Managers Index ETF                                              $ 135

Claymore/Clear Global Timber Index ETF                            $ 337
Claymore/Alphashares China Small Cap Index ETF                    $ 70
Claymore/Alphashares China Real Estate ETF                        $ 220
Claymore/Robb Report Global Luxury Index ETF                      $ 67
Claymore/Robeco Developed International Equity ETF                $ 37
Claymore/SWM Canadian Energy Income Index ETF                     $ 205
Claymore/Zacks Country Rotation ETF                               $ 74
Claymore/Zacks International Yield Hog Index ETF                  $ 70

                                      A-2